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                                 EMPLOYMENT AGREEMENT

    This Employment Agreement dated as of the 16th day of June 1997, between AVIC Group International, Inc., a Delaware Corporation ("Employer"), and James
F. O'Brien ("Executive").

                           W  I   T  N  E  S  S  E  T  H :

    1. TERM. Employer hereby employs Executive and Executive hereby accepts employment on the terms and conditions hereinafter set forth. Subject to the provisions of Section 7 and 8 hereof, the term of this Agreement shall commence on the date hereof and shall terminate on June15, 1999.

    2.  DUTIES.    Executive agrees to serve Employer as Senior Vice President and General Counsel and in such capacity Executive agrees to render his services to the best of his ability. Executive will report to the Chairman of the Board of the Company and the Chief Executive Officer of the Company. During the term of this Agreement, Executive will devote substantially all of his time and attention to, but no less than four days per week, and use his best efforts to advance the business and welfare of Employer, subject to the direction and control of the Board of Directors.

    3.  CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE.

    (a) Employer acknowledges that Executive has certain professional obligations to third parties described in Exhibit "A" hereto and that Executive will continue to perform those obligations. With respect to such of those professional obligations as may or may appear to constitute a conflict between the interests of Employer and the interests of such third parties, Employer and Executive agree that Executive shall not provide services to Employer or such third parties in connection with any matters now existing or hereafter arising in which the interests of Employer and such third parties are adverse or have the potential to be adverse.

    (b) Executive hereby agrees that, during the term of this Agreement and thereafter, he will not disclose to any person, or otherwise use or exploit any of the proprietary or confidential information or knowledge, including without limitation, trade secrets, processes, records of research, proposals, reports, methods, processes, techniques, computer software or programming, or budgets or other financial information, regarding Employer, its business, properties or affairs obtained by him at any time prior to or subsequent to the execution of this Agreement, except in the furtherance of the interests of Employer in the execution of Executive's duties hereunder or as may be required pursuant to a lawful order of a judicial tribunal or legislative body of competent jurisdiction.

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    (c)     Upon termination of employment Executive will deliver to Employer all processes, records of research, proposals, reports, memoranda, computer software and programming, budgets and other financial information, and other materials or records or writings of any other type (including any copies thereof) made, used or obtained by Executive in connection with his employment by Employer.

    (d)     During the term of this Agreement, Executive agrees that he will:
(i) neither authorize his name to be used by, (ii) nor engage in or carry on, directly or indirectly, for himself as a member of a partnership or as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation having assets in excess of $10,000,000), investor, officer, or director of a corporation (other than Employer, or any parent, subsidiary, affiliate or successor of Employer), or as an employee, agent, associate, or consultant of any person, partnership, corporation or other business entity, in competition with any business carried on, directly or indirectly, by Employer prior to the date hereof or hereafter conducted, directly or indirectly, by Employer during the term of this Agreement, in any county were business is then carried on or conducted by Employer.

    (e) Executive agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Section 3 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.

    (f) The parties hereto intent that the covenants and agreements contained in this Section 3 shall be deemed to include a series of separate covenants and agreements. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in such action, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

    4.  COMPENSATION.

         4.1 SALARY. For the services to be rendered by Executive during the first year of the term of this Agreement, Employer shall pay Executive an annual salary of One Hundred Thousand Dollars ($100,000), payable semi-monthly and subject to income tax withholdings and other payroll deductions as customary in respect of Employer's salaried employees in general. The base salary of Executive for the second year of this Agreement will be determined by the Compensation Committee of the Board of Directors, but will be no less than One Hundred Twenty Thousand Dollars ($120,000).

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         4.2  BONUS.  Executive shall be entitled to participate in such bonus plans of Employer applicable to senior executives of Employer as determined by the Board of Directors of Employer in its sole discretion. Notwithstanding the foregoing, it is the intention of the Employer to pay Executive a bonus greater than One Hundred Thousand Dollars ($100,000) for each complete, but not partial, year of the term of this Agreement, within thirty days of the end of each year of employment hereunder. Criteria for the determination of the amount of said bonus will be as agreed upon by the Executive and the Chairman of the Board within forty-five days of the date of this Agreement.

         4.3 VACATION. Executive shall be entitled to four weeks' paid vacation for each year during the term of this Agreement.

         4.4 MEDICAL INSURANCE. During the term of this Agreement Employer shall furnish Executive with the same medical and hospital insurance furnished to other employees of Employer.

         4.5 STOCK OPTIONS. Upon the execution of this agreement, Employer shall grant stock options to Executive covering 400,000 shares of Common Stock of Employer. Such options shall be exercisable at a price of $3.00 per share, and shall have a 10 year term. 250,000 options shall vest 25% on each of the following dates: June 16, 1997, September 16, 1997, December 16, 1997 and March 16, 1998, provided that the Executive is still employed by Employer at each date of vesting. The remaining 150,000 options shall vest 25% on each of the following dates: June 16, 1998, September 16, 1998, December 16, 1998 and March 16, 1999, provided that the Executive is still employed by Employer at each date of vesting. In the event Executive is terminated by the Company pursuant to Paragraph 8, or the Executive is terminated without good cause pursuant to Paragraph 7, all of such stock options shall immediately vest.

    5. EXPENSES. Employer will pay or reimburse Executive for such reasonable travel, entertainment, or other expenses as he may incur at the request of Employer during the term of this agreement in connection with the performance of his duties hereunder. Executive shall furnish Employer with such evidence that such expenses were incurred as Employer may from time to time require or request.

    6. DEATH OR TOTAL DISABILITY OF EXECUTIVE. If Executive dies, or becomes totally disabled (for a period of more than six (6) consecutive weeks), during the term of this Agreement, Executive's employment under this Agreement shall automatically terminate and all of Executive's benefits and all payments to Executive under this Agreement shall immediately terminate.

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    7.   TERMINATION FOR CAUSE.   Executive's employment under this Agreement
may be terminated by Employer for "good cause." The term "good cause" is defined as any one or more of the following occurrences:

         (a) Executive's breach of any of the covenants contained in Section 3 of this Agreement;

         (b) Executive's conviction by, or entry of a plea of guilty or nolo contendere to a felony;

         (c) Executive's commission of an act of fraud, whether prior to or subsequent to the date hereof upon, Employer;

         (d) Executive's continuing failure or refusal to perform his duties as required by this Agreement;

         (e) Executive's gross negligence, insubordination, material violation of any duty or loyalty to Employer or any other material misconduct relating to the business or good will of Employer.

    8. EARLY TERMINATION. Subject to Section 7, above, either of Employer or Executive may terminate Executive's employment hereunder upon thirty days prior written notice.

    9.   MISCELLANEOUS.

         9.1 MODIFICATION AND WAIVER OF BREACH. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

         9.2 COMPLETE AGREEMENT. The Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous negotiations, commitments, writings, and understandings and is and shall be binding upon and inure to the benefit of Employer, its successors and permitted assigns and Executive, his heirs, executors and administrators.

         9.3  LEGAL FEES.    If any legal action, arbitration or other
proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other

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costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         9.4  ASSIGNMENT.    This Agreement may not be assigned in any manner
whatsoever.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

EXECUTIVE:                                            EMPLOYER:


                                                 AVIC GROUP
                                                 INTERNATIONAL, INC.
/s/ James F. O'Brien
-----------------------------
James F. O'Brien

Address of Executive:
              23 Ketch Lane                 By:  /s/ Joseph R. Wright, Jr.
              Quincy, MA  02171                  ------------------------------
                                                 Chairman


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                                     EXHIBIT "A"

                     PROFESSIONAL OBLIGATIONS OF JAMES F. O'BRIEN


Promethean Investment Group, L.L.C.    Counsel
Promethean Investment Group, Inc.      Counsel
Themis Partners, L. P.                 Counsel
Heracles Fund                          Counsel and Member of the Board of
                                       Directors

(The above entities are subject to Paragraph 3(a) of the Employment Agreement.)

The Jetty Fund                         Counsel
The Longshore Fund                     Counsel

Goulston & Storrs, P.C.                Co-Counsel
(Involves representations of two clients of Goulston & Storrs in litigation matters pending in the Superior Court and the Land Court of the Commonwealth of Massachusetts.)